Exhibit 9

Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE NOT MATERIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
VOTING TRUSTEE AGREEMENT
THIS VOTING TRUSTEE AGREEMENT (this “Agreement”) is made and entered into as of August 24, 2023, to be effective for all purposes and in all respects as of the earliest time at which both (i) the Federal Trade Commission (“FTC”) has issued the Consent Decree (as defined below) and (ii) the transactions contemplated by the Purchase Agreement (as defined below) shall have been consummated (the “Closing”), by and among U.S. Bank Trust Company, National Association, as voting trustee (including its successors and assigns by operation of law, the “Voting Trustee”), Q-XcL Holdings I (VI) Investment Partners, LLC, a Delaware limited liability company (“Q-XcL”), Q-TH Appalachia (VI) Investment Partners, LLC, a Delaware limited liability company (“Q-TH” and, together with Q-XcL, each a “Shareholder” and together, the “Shareholders”), and, for the limited purposes set forth in Section 4(e) and Section 7 hereof, EQT Corporation, a Pennsylvania corporation (the “Company”).
WHEREAS, in connection with the Closing contemplated by that certain Amended and Restated Purchase Agreement, dated December 23, 2022 (as may be further amended, the “Purchase Agreement”), by and among THQ Appalachia I, LLC, a Delaware limited liability company, THQ-XcL Holdings I, LLC, a Delaware limited liability company, the subsidiaries of the foregoing entities named on the signatures pages thereto, EQT Production Company, a Pennsylvania corporation, and the Company, the Shareholders expect to receive (the “Receipt”) certain shares (the “Subject Shares”) of common stock, no par value of the Company (“Shares”), and, upon Receipt (the aggregate number thereby received to be provided by the Shareholders to the Voting Trustee in writing on or before the date of Closing), become the legal and Beneficial Owner of the Subject Shares;
WHEREAS, immediately upon Receipt, the Shareholders desire to transfer and assign irrevocably to the Voting Trustee, and the Voting Trustee desires to accept such transfer and assignment of, the Voting Rights (as defined below), as set forth in Section 1 below, as a Beneficial Owner of the Subject Shares;
WHEREAS, with respect to any matter to be voted on by holders of the Shares, the Shareholders desire that the Voting Trustee, as holder of the Voting Rights, vote or cause to be voted the Subject Shares proportionately with respect to the votes cast (with abstentions and broker non-votes not considered votes cast) by all other holders of the Shares entitled to vote and actually voting on such matter as tabulated by the Company (“Pro Rata”) (Exhibit A hereto sets forth the rounding conventions to be used and, for additional clarity, provides examples of voting the Subject Shares Pro Rata); and
WHEREAS, the parties hereto desire to set forth in writing their understandings and agreements.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally and equitably to be bound, hereby agree as follows:

1.Assignment of Voting Rights
The Shareholders hereby irrevocably transfer and assign to the Voting Trustee, and the Voting Trustee hereby accepts the transfer and assignment of, the right to vote for the Shareholders in connection with all of their voting rights and responsibilities (including, for the avoidance of doubt, any rights and responsibilities to act via written consent or to waive any such rights, or otherwise exercise the rights and responsibilities of the holder of voting power with respect to the Shares) as Beneficial Owners of the Subject Shares (collectively, the “Voting Rights”) with respect to all matters that are and will be submitted to a vote (or consent in lieu thereof) of holders of the Shares pursuant to the articles or bylaws of the Company, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, the rules and requirements of the national securities exchange on which the Shares are then listed, state law or otherwise, and as applicable (collectively, the “Voting Matters”).
In order to effect the transfer of the Voting Rights with respect to the Voting Matters, the Shareholders hereby irrevocably appoint and constitute the Voting Trustee as their attorney-in-fact and grant the Voting Trustee one or more irrevocable proxies with respect to the Voting Matters and further agree to renew any such proxies that may lapse by their terms while the Subject Shares are still subject to this Agreement. Such proxies and power of attorney granted by the Shareholders to the Voting Trustee shall be irrevocable while the Subject Shares are still subject to this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by the Shareholders with respect to the Subject Shares.
The Shareholders will be the registered owners of the Subject Shares and otherwise hold all rights and responsibilities as a holder of the Subject Shares (including, without limitation, economic rights and investment and dispositive power) except with respect to the Voting Rights expressly set forth herein. For the avoidance of doubt, if any dividend or other distribution in respect of the Subject Shares is paid, such dividend or distribution will be paid directly to the Shareholders, as applicable.
2.Definitions
“Affiliate” means, as to any Person, any other Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.
“Beneficial Owner” means, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (i) voting power which includes the power to vote, or to direct the voting of, securities and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, securities.
“Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

3.Right to Transfer
The Shareholders shall have the exclusive right to sell, dispose of or otherwise transfer (“Transfer”) any Subject Shares at any time in their respective sole discretions, subject to applicable law. Upon the Transfer of any Subject Shares by either Shareholder, such Subject Shares shall no longer be subject to this Agreement; provided, however, that if such Subject Shares are Transferred to an Affiliate of such Shareholder, they shall remain Subject Shares subject to this Agreement, and such Affiliate shall execute and deliver to the Company and the Voting Trustee a joinder to this Agreement pursuant to which it shall agree to be bound by the terms and conditions of this Agreement as a “Shareholder” hereunder. The Voting Trustee shall have no duty to determine whether or not any transferee of a transferring Shareholder is an Affiliate of such transferring Shareholder.
4.Voting Trustee
(a)Rights and Powers of Voting Trustee. Subject to the Voting Trustee’s receipt of the Voting Information pursuant to Section 4(e) below and the notices, information and/or cooperation from the Shareholders pursuant to Section 6 below, with respect to Subject Shares, for any Voting Matter on which the holders of Shares are called to vote and on which Shares are actually voted, the Voting Trustee shall, in person or by nominees, agents, attorneys-in-fact, or proxies, vote or cause to be voted the Subject Shares Pro Rata based solely upon the Voting Information provided pursuant to Section 4(e) below, and shall take or cause to be taken such other customary actions as may be necessary or appropriate for the casting of such vote or to otherwise carry out the intent of this Agreement, including, without limitation, the granting of proxies, the designation of another Person (who may be a representative of the Company) as the attorney-in-fact or proxy of the Shareholders and instructing such Person to vote the Subject Shares Pro Rata based solely upon the Voting Information provided pursuant to Section 4(e) below, corresponding with the Company, or the performing of other related administrative matters, in each case subject to the terms of this Agreement. Subject to the provisions of Section 4(e) below, the Voting Trustee shall promptly notify the Shareholders following any vote of the Subject Shares by the Voting Trustee pursuant to the terms of this Agreement.
(b)Liability of Voting Trustee. In exercising the rights and powers of the Voting Trustee hereunder, the Voting Trustee will exercise such rights and powers faithfully and diligently and in accordance with all applicable law; provided, however, the Voting Trustee shall not be liable for any action taken by such Voting Trustee or the Voting Trustee’s agent, except for liability arising from the Voting Trustee’s willful misconduct or gross negligence (as adjudicated in a final non-appealable decision by a court of competent jurisdiction). The Voting Trustee shall not be required to give any bond or other security for the discharge of the Voting Trustee’s duties. The Voting Trustee has no liability under and no duty to inquire as to the provisions of any document other than this Agreement, including without limitation the Purchase Agreement, the Consent Decree (as defined below) or any other agreement between any or all of the parties hereto or any other Persons, even though reference thereto may be made herein and whether or not a copy of such agreement has been provided to the Voting Trustee. The Voting Trustee has no fiduciary or discretionary duties of any kind to any party or other Person. For the avoidance of doubt, the Voting Trustee shall have no discretion with respect to any Voting Matter and shall have no authority to follow the directions of the Shareholders with respect to any Voting Matter.

The Voting Trustee may consult, at the Shareholders’ expense, legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of its duties hereunder and will incur no liability and will be fully indemnified from any liability whatsoever in acting in good faith in accordance with the advice of such counsel. The Voting Trustee shall have no duty to review any information concerning the substance of any Voting Matter or to keep itself informed as to the operation or financial condition of the Company or to inform the Shareholders of any such information.
(c)Resignation of and Successor Voting Trustee. The Voting Trustee may at any time resign the Voting Trustee’s position as Voting Trustee by delivering a resignation in writing to the Shareholders to become effective 90 days after the date of such delivery, but in any event such resignation shall not become effective prior to the acceptance of a successor Voting Trustee. The Voting Trustee shall nominate a successor Voting Trustee acceptable to the Shareholders and the FTC who shall have all rights, powers and obligations of the resigning Voting Trustee as set forth in this Agreement, and all rights, powers and obligations of the resigning Voting Trustee hereunder shall immediately terminate upon the acceptance by the successor Voting Trustee of such nomination and the execution of a joinder to this Agreement by the successor Voting Trustee as “Voting Trustee” hereunder. No such resignation shall become effective until such time as a successor Voting Trustee has been appointed and such appointment has been accepted and become effective. If (i) the Shareholders or the FTC fail to accept a successor Voting Trustee prior to the effective date of such resignation and (ii) the Voting Trustee has a reasonable and justifiable basis as determined in its sole discretion for being unable to continue to serve in its position as Voting Trustee until such time as a successor Voting Trustee has been appointed and such appointment has been accepted and become effective, the Voting Trustee may petition a court of competent jurisdiction to appoint a successor Voting Trustee, and all costs and expenses related to such petition shall be paid jointly and severally by the Shareholders. The fact that any Voting Trustee has resigned such Voting Trustee’s position as a Voting Trustee shall not act, or be construed to act, as a release of any Subject Shares from the terms and provisions of this Agreement.
(d)Removal. The Voting Trustee may be removed by the Shareholders upon 30 days’ prior written notice upon either (i) a material breach by the Voting Trustee of its obligations hereunder or (ii) any action or inaction of the Voting Trustee which constitutes gross negligence or willful misconduct in the performance of its obligations hereunder (as adjudicated in a final non-appealable decision by a court of competent jurisdiction); provided, however, that the Shareholders shall not have the right to remove the Voting Trustee pursuant to this Section 4(d) without first obtaining consent from the FTC (a copy of which shall be provided to the Voting Trustee). In the event of any removal of the Voting Trustee pursuant to this Section 4(d), the Shareholders shall cause a successor Voting Trustee to be appointed, subject to the relevant procedures set forth in Section 4(c) hereto (including, for the avoidance of doubt, confirming that such successor Voting Trustee is acceptable to the FTC).
(e)Company Information. With respect to the Voting Trustee’s obligations hereunder to vote or to cause to be voted the Subject Shares Pro Rata on any Voting Matter, the Voting Trustee shall conclusively rely, and shall be protected in conclusively relying, on the tabulations of the Company, its tabulation agent for such Voting Matter and/or the Company’s other appropriate agents and representatives, in each case, without independent verification, such tabulations to be substantially in the form of Exhibit B hereto. The Company shall use its reasonable best efforts to (i) provide any tabulations contemplated by this Section 4(e) to the Voting Trustee (including, without limitation, the then-current good faith estimated tabulation of votes for any Voting Matter substantially in the form of Exhibit B hereto) by 5:00 p.m., Pittsburgh time, on the second business day immediately preceding the date of the applicable vote and (ii) provide the Voting Trustee with any further information and/or cooperation as may be reasonably requested or required by the Voting Trustee in connection with any of its responsibilities or obligations hereunder (collectively, the “Voting Information”). Until such time as the Company has publicly disclosed on a Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) the final vote results for each proposal to be voted with respect to a Voting Matter, the Voting Trustee shall keep confidential such Voting Information received from the Company and shall not disclose such Voting Information (including to the Shareholders); provided, however, the Voting Trustee shall promptly forward or otherwise provide or make available to the Shareholders such Voting Information following the public disclosure of the final vote results for such Voting Matter.
5.Amount of Subject Shares Notification
Promptly after any and each date that either Shareholder Transfers any Subject Shares to another Beneficial Owner, such Shareholder shall notify the Voting Trustee of such occurrence and the number of Shares that such Shareholder then owns.
6.Voting Communications
The Shareholders shall promptly notify the Voting Trustee following receipt of written notice delivered to the Shareholder by or on behalf of the Company that a vote of the holders of Shares has been requested or permitted on any Voting Matter, and the Shareholders shall, within such same time frame, forward any information sent to the Shareholders in connection with such vote to the Voting Trustee. In addition, the Shareholders shall provide the Voting Trustee with any further information and/or cooperation as may be reasonably requested or required by the Voting Trustee in connection with any of its responsibilities or obligations hereunder.
With respect to all Voting Matters, the Voting Trustee shall use the proxies granted to it by the Shareholders to vote or to consent in respect of the Subject Shares Pro Rata. For the avoidance of doubt, neither Shareholder shall retain the right to vote or to consent in respect of any Voting Matters for which the Voting Trustee does not provide a vote or consent on behalf of the Shareholders.
7.Indemnification
(a)Of the Voting Trustee. The Shareholders and the Company shall jointly and severally indemnify, defend and protect and hold the Voting Trustee and the Voting Trustee’s duly authorized officers, directors, employees or agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Voting Trustee arising out of or in connection with the exercise of any powers or the performance of any obligations by the Voting Trustee as herein provided or contemplated or arising out of or in connection with respect to the Filings, including, without limitation, any action taken or omitted to be taken, except such as may arise from the willful misconduct or gross negligence of the Voting Trustee (as adjudicated in a final non-appealable decision by a court of competent jurisdiction). In no event shall the Voting Trustee be liable for special, punitive, incidental, indirect or consequential damages (including but not limited to lost profits), even if the Voting Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. Notwithstanding anything to the contrary herein, the Shareholders and the Company agree, solely as among themselves, that any obligation for indemnification under this Section 7(a) shall be borne by the party or parties based on the relative responsibility for causing the liability, obligation, loss, damage, penalty, tax, claim, action, suit, cost or expense against which the Voting Trustee is entitled to indemnification (as determined by a court of competent jurisdiction) or, if no such determination is made, then one-half by the Shareholders and one-half by the Company.
(b)Conditions to Indemnification; Process. The Voting Trustee, as an indemnified party, must give the Shareholders and the Company prompt written notice of any claim and allow the Shareholders and the Company to defend or settle the claim as a condition to indemnification. The Shareholders and the Company shall have the right to control any defense of such claim, except to the extent that the interests of the Shareholders and the Company and the interests of the Voting Trustee with respect to such defense may be materially misaligned. The Voting Trustee, as an indemnified party, may have one separate counsel, and the Shareholders and the Company shall pay the reasonable fees and expenses of such counsel for the Voting Trustee as such indemnified party. If the Shareholders and/or the Company elect to control any such claim, the cost of defense of such indemnification obligation shall be borne individually by each of the Shareholders and the Company, respectively, consistent with the ultimate allocation of the indemnification obligations as set forth in Section 7(a). No settlement shall bind any party without such party’s written consent.
8.Termination of Agreement
(a)This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate on the earliest of (i) the date on which each of the Shareholders ceases to hold any Subject Shares, (ii) the date on which that certain Agreement Containing Consent Orders dated on or around the date hereof, by and among Quantum Energy Partners VI, LP, Q-TH, QEP Partners, LP, and the FTC (the “Consent Decree”) (a copy of the portions of the Consent Decree that relate to the Voting Rights shall be provided to the Voting Trustee by the Shareholders concurrently with the execution of this Agreement), is terminated pursuant to its terms or (iii) the date on which the FTC may consent to the termination of this Agreement in writing for any reason. The Shareholders shall promptly notify (i) the Voting Trustee of any amendments or modifications to the Consent Decree relating to the Voting Rights (a copy of which shall be provided to the Voting Trustee by the Shareholders promptly following execution) and (ii) the Voting Trustee and the Company of the termination of this Agreement pursuant to this Section 8.
(b)Upon the termination of this Agreement with respect to the Subject Shares, the proxy granted pursuant to Section 1 hereof shall cease to have any effect with respect to the Subject Shares, and the parties hereto shall have no further rights or obligations under this Agreement with respect to the Subject Shares, except as to the Shareholders and the Voting Trustee with respect to any rights or obligations created pursuant to Section 7 or Section 9 of this Agreement; provided, however, that if this Agreement remains in effect solely in accordance with the foregoing clause, the parties hereto agree that they shall destroy or cause to be cancelled and rendered ineffective any documentation or records (other than copies of this Agreement but including, without limitation, any separate proxies with respect to the voting of the Subject Shares) that evidence any ongoing right of the Voting Trustee or its designees, proxies, successors or assigns to exercise any Voting Rights with respect to the Subject Shares other than such rights and obligations created pursuant to Section 7 hereto and subject to standard electronic backup and archival procedures or retention as necessary to defend or maintain litigation or to comply with document retention policies or requirements of applicable law or any requirement or request of any legal, regulatory, governmental, or supervisory authority.

9.Voting Trustee’s Compensation
The Voting Trustee shall be entitled to the compensation set forth in the Engagement Letter, dated as of August 24, 2023, between the Voting Trustee and the Shareholders (the “Engagement Letter”).
10.Tax Treatment
It is the intention of the parties hereto that for all federal, state and local income and other tax purposes the Shareholders shall be treated as the owners of the Subject Shares and, except as otherwise required by law, no party shall take a contrary position in any tax return or report or otherwise act in a contrary manner.
11.Notices
All notices, requests and other communications required to be sent to the Shareholders, the Company, or the Voting Trustee pursuant to this Agreement (other than, for the avoidance of doubt, proxy materials relating to Voting Matters, which shall be provided or otherwise made available to the Shareholders in accordance with applicable law) shall be in writing (including facsimile, electronic mail or similar writing), except in the case of notices and other communications expressly permitted to be given by telephone, and shall be given to such party at its address or facsimile number or email address set forth below or to such other Person and/or such other address or facsimile number or email address as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by mail, five days after such communication is deposited in the mail, return receipt requested, addressed as aforesaid, or (ii) if given by any other means, when delivered at the address specified in this Section 11. The notice address for each party is specified below:

if to Q-XcL:

Q-XcL Holdings I (VI) Investment Partners, LLC
[***]

Attention:	W. Lance Schuler
Telephone:	[***]
Email:	[***]
if to Q-TH: Q-TH Appalachia (VI) Investment Partners, LLC
[***]

Attention:	W. Lance Schuler
Telephone:	[***]
Email:	[***]

if to the Company:

EQT Corporation
625 Liberty Avenue, Suite 1700 Pittsburg, Pennsylvania 15222

Attention:	William E. Jordan
Telephone:	[***]
Email:	[***]

if to the Voting Trustee:

U.S. Bank Trust Company, National Association
60 Livingston Ave Saint Paul, MN 55107

Attention:	Benjamin J. Krueger
Telephone:	[***]
Email:	[***]

12.Modification
No modification of this Agreement shall be effective unless in writing and signed by all of the parties hereto and consented to in writing by the FTC.

13.Benefit and Burden; No Third Party Beneficiaries
This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the signatory parties hereto any right, benefit, claim, suit or remedy of any nature whatsoever against the Voting Trustee under or by reason of this Agreement.
14.Severability
The invalidity of any particular provision of this Agreement shall not affect the validity of the remainder hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
15.Headings
The section headings herein are for convenience of reference only, and shall not affect the construction, or limit or otherwise affect the meaning, hereof.
16.Applicable Law
This Agreement shall be construed and enforced in accordance with and governed by the law of the Commonwealth of Pennsylvania.
IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF; PROVIDED THAT IF SUCH JURISDICTION IS NOT THEN AVAILABLE, THEN THE PARTIES HERETO HEREBY SUBMIT TO THE JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA OR ANY OTHER PENNSYLVANIA STATE COURT.
17.Waiver
THE SHAREHOLDERS, THE COMPANY AND THE VOTING TRUSTEE HEREBY WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER(S) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.
18.Assignment
None of the parties hereto may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties; provided, however, that without the consent of the Voting Trustee, either Shareholder may assign its rights and obligations under this Agreement to an Affiliate of such Shareholder to which such Shareholder transfers all or a portion of its Subject Shares (in respect of such Subject Shares) pursuant to Section 3 of this Agreement; provided, further, that without the consent of any other party hereto, any corporation or other entity into which the Voting Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Voting Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Voting Trustee (including the administration of this Agreement), shall be the successor to the Voting Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto outside of the prior written consent of the FTC. Any assignment other than in accordance with this section shall be void.
19.Conflicts with Other Documents
In the event that this Agreement requires any action to be taken with respect to any matter and the Engagement Letter requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of this Agreement in respect thereof shall control.
20.Counterparts; Electronic Signatures and Notices
This Agreement may be executed by the parties hereto in any number of separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.
Electronic signatures believed by the Voting Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Voting Trustee) shall be deemed original signatures for all purposes. Notwithstanding the foregoing, the Voting Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to the Voting Trustee in lieu of, or in addition to, any such electronic notice or other communication. Each party agrees to assume all risks arising out of the use of electronic signatures and electronic methods to submit instructions and directions to the Voting Trustee, including without limitation the risk of the Voting Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
21.SEC Filings
The Voting Trustee and the Shareholders hereby agree to cooperate, at the Shareholders’ sole cost and expense, with each other in the preparation and filing of any report or other document required by law with the SEC that may require disclosure of the Voting Trustee’s role pursuant to this Agreement, including Schedules 13D or 13G and Forms 3, 4 or 5 and any amendments thereto (the “Filings”). To the extent any Filing may be jointly reported in accordance with applicable law, the Shareholders and the Voting Trustee hereby agree to jointly report any such required Filing. All Filings shall, at the Shareholders’ sole cost and expense, be prepared by and filed with the SEC by the Shareholders in accordance with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder, following consultation with, and upon prior approval (not to be unreasonably withheld) of, the Voting Trustee. The Voting Trustee shall have no liability for the accuracy of any information contained in the Filings, except with respect to such information provided in writing by the Voting Trustee. The Shareholders will provide drafts of all proposed Filings to the Voting Trustee at least two business days prior to their proposed filing with the SEC.

22.Further Assurances
The parties hereto agree that they will do all acts and things and execute and deliver such further and other papers and documents as may be necessary and desirable or reasonably required by any party hereto to carry out the intent and purpose of, and give full effect to, this Agreement, which includes the Voting Trustee voting the Subject Shares Pro Rata or causing the Subject Shares to be voted Pro Rata by authorizing any necessary proxies or otherwise.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Q-XcL Holdings I (VI) Investment Partners, LLC, as Shareholder

By:	/s/ James V. Baird
Name:	James V. Baird
Title:	Authorized Person

Q-TH Appalachia (VI) Investment Partners, LLC, as Shareholder

By:	/s/ James V. Baird
Name:	James V. Baird
Title:	Authorized Person

EQT Corporation

By:	/s/ William E. Jordan
Name:	William E. Jordan
Title:	Executive Vice President, General Counsel and Corporate Secretary

U.S. Bank Trust Company, National Association, as Voting Trustee

By:	/s/ Benjamin J. Krueger
Name:	Benjamin J. Krueger
Title:	Vice President

[Voting Trustee Agreement Signature Page]

Exhibit A

Examples of Pro Rata Voting

Assume 300 shares of EQT common stock are outstanding, 100 of which are Subject Shares (i.e., are held by the Shareholders) and 200 shares (“Other Shares”) are held by EQT’s shareholders who are not the Shareholders (“Other Shareholders”).

Example 1:
Results on Voting Matter A from Other Shareholders:
•120 shares voting for
•60 shares voting against
•14 shares abstaining from voting
•6 broker non-votes

To vote Pro Rata, the 100 Subject Shares should be voted on Voting Matter A as follows:
•671 shares voting for
•332 shares voting against

Example 2:
Results on Voting Matter B from Other Shareholders:
•140 shares voting for a frequency of every year (“1 year”)
•20 shares voting for a frequency of every 2 years (“2 years”)
•14 shares voting for a frequency of every 3 years (“3 years”)
•6 shares abstaining from voting
•20 broker non-votes
To vote Pro Rata, the 100 Subject Shares should be voted on Voting Matter B as follows:
•803 shares voting for 1 year
•114 shares voting for 2 years
•85 shares voting for 3 years
•1 share not voted due to rounding conventions used
1     Equals to: 120 [number of Other Shares voting for] divided by 180 [the sum of Other Shares voting for and Other Shares voting against], multiplied by 100 [the number of Subject Shares], and rounding to the nearest whole number (with 0.5 rounded up).
2     Equals to: 60 [number of Other Shares voting against] divided by 180 [the sum of Other Shares voting for and Other Shares voting against], multiplied by 100 [the number of Subject Shares], and rounding to the nearest whole number (with 0.5 rounded up).
3     Equals to: 140 [number of Other Shares voting for 1 year] divided by 174 [the sum of Other Shares voting for 1 year, 2 years or 3 years], multiplied by 100 [the number of Subject Shares], and rounding to the nearest whole number (with 0.5 rounded up).
4     Equals to: 20 [number of Other Shares voting for 2 years] divided by 174 [the sum of Other Shares voting for 1 year, 2 years or 3 years], multiplied by 100 [the number of Subject Shares], and rounding to the nearest whole number (with 0.5 rounded up).
5     Equals to: 14 [number of Other Shares voting for 3 years] divided by 174 [the sum of Other Shares voting for 1 year, 2 years or 3 years], multiplied by 100 [the number of Subject Shares], and rounding to the nearest whole number (with 0.5 rounded up).

Exhibit B

Form of Voting Tabulation

[Attached.]

[●], 20[●]

VIA EMAIL

U.S. Bank Trust Company, National Association
60 Livingston Ave
Saint Paul, MN 55107
Attention: Benjamin J. Krueger

Re: Voting Tabulation

Ladies and Gentlemen,

Reference is made to that certain Voting Trust Agreement, dated as of August 24, 2023 (the “Voting Trust Agreement”), by and among U.S. Bank Trust Company, National Association, as voting trustee (“U.S. Bank” or “you”), Q-XcL Holdings I (VI) Investment Partners, LLC, a Delaware limited liability company, Q-TH Appalachia (VI) Investment Partners, LLC, a Delaware limited liability company, and EQT Corporation, a Pennsylvania corporation (the “Company”, “we” or “us”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Voting Trust Agreement.

Pursuant to the Voting Trust Agreement, we are obligated, from time to time and in the manner more particularly described in the Voting Trust Agreement, to provide you with a good faith estimated vote tabulation with respect to the voting results of a Voting Matter (each Voting Matter subject of this letter herein referred to as a “Subject Voting Matter” and all Voting Matters subject of this letter herein referred to collectively as the “Subject Voting Matters”) solely for the purposes of your voting the Subject Shares Pro Rata on the Subject Voting Matter or Matters.

As of the date hereof, based upon our good faith estimation (to the extent an estimation is required to provide you with the requisite information needed to vote the Subject Shares Pro Rata) or based upon actual voting results we have received as of the date hereof, as the case may be, the votes cast or expected to be cast, as applicable, on each Subject Voting Matter are as follows:

[Proposal A:]

Votes For: [●]        Votes Against: [●]

[Proposal B:]

1 Year: [●]        2 Years: [●]        3 Years: [●]

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Sincerely, EQT Corporation

By:
Name:
Title: